EXHIBIT 99

FOR IMMEDIATE RELEASE


Contacts:

Robert F. Fulton                             Charles R. Ofner
Falcon Drilling Company                      Reading & Bates
                                             Corporation
(713) 623-8984                               (281) 496-5000


              Falcon Drilling and Reading & Bates
            Announce Rescheduled Stockholder Meeting


Houston, Texas, November 21, 1997--Falcon Drilling Company, Inc. (NYSE:FLC) and Reading & Bates Corporation (NYSE:RB) announced today that their special stockholder meetings to vote on the combination of the two companies will be held on December 23, 1997, at 9:00 a.m., Houston time, at the Omni Houston Hotel, Four Riverway, Houston, Texas. The notices and proxy statements relating to the meetings will be mailed to stockholders of both companies on November 24, 1997. The combination will be accounted for by the companies as a "pooling of interests" method under APB Opinion No. 16.

Falcon Drilling Company is a NYSE listed company, providing offshore drilling services for the international oil and gas
industry.   Falcon's  fleet  of 82 drilling  units  services  the
international deepwater, the offshore Gulf of Mexico and the worldwide transition zone.

Reading & Bates is a NYSE listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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